UNITED STATES

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist you in understanding our business and results of operations together with our present financial condition. This section should be read in conjunction with our historical consolidated financial statements and notes. The information provided below supplements, but does not form part of, our consolidated financial statements. This discussion contains forward looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management.

Overview

Colgate Energy Partners III, LLC (“Colgate,” the “Company,” “we,” “us,” and “our”) is a privately held, independent exploration and production company headquartered in Midland, Texas. We operate in the Permian Basin throughout West Texas and New Mexico principally focused in Reeves County, Texas and Eddy County, New Mexico.

How we evaluate our operations

We use a variety of financial and operational metrics to assess performance of our oil and natural gas operations, including:

•	Free Cash Flow generation;

•	EBITDAX;

•	Production volumes;

•	Operating cash flow;

•	Net income;

•	Realized prices on the sale of hydrocarbons;

•	Lease operating expenses; and

•	Capital expenditures.

Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as cash provided by operating activities before changes in working capital in excess of capital expenditures for oil and gas properties (excluding leasehold costs and acquisitions).

EBITDAX is a non-GAAP financial measure. We define EBITDAX as net income (loss) before interest income, interest expense, depletion, depreciation and amortization, accretion expense on asset retirement obligation, exploration expense, gain (loss) on sale of assets, and gain (loss) on commodity derivatives, net.

Financial and Operating Performance

Our financial and operating performance for the three months ended June 30, 2022 and 2021 included the following:

•

Free Cash Flow of $(426.2) million and during the three months ended June 30, 2022 as compared to $15.3 million during the same period of 2021. During the three months ended June 30, 2022, we entered into multiple commodity swap transactions that resulted in a cash outflow of $460.1 million along with a corresponding negative impact to Free Cash Flow for the three months ended June 30, 2022. This transaction will be referred to as the Hedge Re-Strike Transaction throughout this report.

•

EBITDAX of $(206.4) million during the three months ended June 30, 2022 as compared to $80.8 million during the same period of 2021. As noted above, during the three months ended June 30, 2022, we completed multiple commodity swap transactions that resulted in a cash outflow of $460.1 million along with a corresponding negative impact to EBITDAX for the three months ended June 30, 2022.

•	Average daily sales volume of 66.3 MBoe per day during the three months ended June 30, 2022 as compared to 33.9 MBoe per day during the same period of 2021.

•	Net cash provided by operating activities of $13.4 million during the six months ended June 30, 2022, an decrease of $110.7 million as compared to $124.1 million during the same period of 2021.

•

Net income was $249.2 million for the three months ended June 30, 2022 as compared to a net loss of $96.8 million for the three months ended June 30, 2021. The increase in net income was primarily due to:

•

$320.3 million increase in total oil and natural gas revenues primarily due to an increase in production and an increase in commodity price realization per Boe (excluding the effects of derivatives); and

•	$44.5 million increase in gain on sale of assets, primarily due to the Texas Asset Exchange; partially offset by:

•

$42.3 million increase in depletion, depreciation and amortization expense and $25.7 million increase in lease operating costs, both primarily a result of increased production due to our successful drilling and completion activities during the second half of 2021 and as a result of the significant acquisitions of producing oil and natural gas properties during the second half of 2021 and first half of 2022.

Commodity Prices

The Company’s results of operations are heavily influenced by commodity prices. Commodity prices may fluctuate widely in response to (i) relatively minor changes in the supply of and demand for oil and natural gas, (ii) market uncertainty and (iii) a variety of additional factors that are beyond our control, including, but not limited to:

•	the overall global demand for oil and natural gas;

•	the domestic and foreign supply of oil and natural gas;

•	the overall North American oil and natural gas supply and demand fundamentals, including:

•	the U.S. economy,

•	weather conditions, and

•	liquefied natural gas (“LNG”) deliveries to and exports from the United States;

•	economic conditions worldwide, including adverse conditions driven by political, weather or health events, including, but not limited to, the COVID-19 pandemic;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities, as well as the availability of commodity processing, gathering and refining capacity;

•	risks related to the concentration of our operations in the Permian Basin of West Texas and New Mexico and the level of commodity inventory in the Permian Basin;

•	the level of global crude oil, crude oil products and LNG inventories;

•	volatility and trading patterns in the commodity-futures markets;

•	the extent to which members of OPEC and other oil exporting nations are able to influence global oil supply levels;

•	changes in trade relations and policies, including the imposition of tariffs by the United States or China;

•	technological advances or social attitudes and policies affecting energy consumption and energy supply;

•	activism or activities by non-governmental organizations to limit certain sources of capital for the energy sector or restrict the exploration, development and production of oil and natural gas;

•	the effect of energy conservation efforts, alternative fuel requirements and climate change-related initiatives;

•	additional restrictions on the exploration, development and production of oil, natural gas and natural gas liquids so as to materially reduce emissions of carbon dioxide and methane greenhouse gases;

•	political and economic events that directly or indirectly impact the relative strength or weakness of the U.S. dollar, on which oil prices are benchmarked globally, against foreign currencies;

•	domestic and foreign governmental regulations, including limits on the United States’ ability to export crude oil, and taxation;

•	the cost and availability of products and personnel needed for us to produce oil and natural gas, including rigs, crews, sand, water and water disposal;

•	the quality of the oil we produce; and

•	the price, availability and acceptance of alternative fuels.

Although the Company cannot predict the occurrence of events that may affect future commodity prices, or the degree to which these prices will be affected, the prices for any commodity that the Company produces will generally approximate current market prices in the geographic region of the production. From time to time, the Company may enter into derivative contracts to mitigate the impact of price volatility on its business. See notes 5 and 6 of the notes to consolidated financial statements for commodity derivative positions at June 30, 2022.

The following table sets forth the average New York Mercantile Exchange (“NYMEX”) oil and natural gas prices for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Average NYMEX prices:
Oil (Bbl)	$108.41	$66.07	$101.35	$61.96
Natural gas (MMBtu)	$7.17	$2.83	$6.06	$2.76

Recent Events

Business Combination Agreement. On May 19, 2022, the Company entered into a business combination agreement (the Business Combination Agreement) with Colgate Energy Partners III MidCo, LLC (MidCo), Centennial Resource Production, LLC (CRP) and Centennial Resource Development, Inc. (CDEV) which provides for the combination of CRP and Colgate in a merger of equals transaction (the Merger), with CRP surviving the Merger (the Surviving Company) as a subsidiary of CDEV. Per the terms of the Business Combination Agreement, MidCo will receive 269.3 million shares of CDEV stock and $525 million of cash. The Merger has been unanimously approved by the Boards of Directors of CDEV and the Company. CDEV has filed its Definitive Proxy Statement with the Securities and Exchange Commission and the shareholder meeting is scheduled for August 29, 2022, where the Merger will be voted on by CDEV’s shareholders. The Merger is expected to close shortly after the shareholder meeting and is subject customary closing conditions including receipt of the required approval from CDEV’s shareholders.

Credit Facility. On June 10, 2022, the Company entered into the Eighteenth Amendment to the Credit Agreement. The amendment increased the borrowing base from $625 million to $1 billion and increased elected commitments from $500 million to $600 million. Further, the LIBOR borrowing option was replaced by a SOFR borrowing option. Last, the interest rate pricing grid was reduced by 50 basis points.

On May 18, 2022, the Company entered into the Seventeenth Amendment to the Credit Agreement. At that time, the definition of Consolidated EBITDAX was changed to add back the negative impact of the Hedge Re-strike (see below) when calculating the Consolidated Net Leverage Ratio Financial Covenant for the quarter ended June 30, 2022.

Hedge Re-strike. On May 18, 2022, the Company entered into several crude oil, natural gas, and natural gas liquids hedge transactions that resulted in a $460.1 million cash payment, which was funded by cash on hand and borrowings under the Credit Facility. See note 6 of the notes to consolidated financial statements for additional information..

Texas Asset Exchange. In April of 2022, the Company closed on a transaction in Reeves and Ward Counties in which the Company received proved and unproved oil and natural gas properties and equipment consisting of approximately 13,000 net acres and approximately 2.3 MBoe per day from producing wells. In exchange, the Company conveyed certain proved and unproved oil and natural gas properties and equipment consisting of approximately 6,000 net acres and approximately 0.6 MBoe per day from producing wells, and $115 million in cash. The Company recognized a gain on the transaction of approximately $44.5 million. See note 4 of the notes to consolidated financial statements for additional information.

Parkway Acquisition. In January 2022, the Company closed an acquisition of proved and unproved oil and gas properties and equipment in Eddy County, New Mexico and Lea County, New Mexico for approximately $189.3 million. See note 4 of the notes to consolidated financial statements for additional information.

Recent Divestitures. In January 2022, the Company closed a divestiture of proved and unproved oil and gas properties and equipment in Ward County, Texas for approximately $231.9 million, subject to customary post-closing adjustments. The Company recognized a gain on the sale of approximately $7.7 million. See note 4 of the notes to consolidated financial statements for additional information.

COVID-19 Pandemic. The COVID-19 pandemic resulted in a severe worldwide economic downturn, disrupting demand for oil throughout the world, and created uncertainty and turmoil in the oil and gas industry, both domestically and worldwide. As a result, beginning in February of 2020, demand for oil and oil-related products declined significantly. Beginning in mid-2020, demand has shown signs of recovery and oil prices have improved. However, there continues to be significant uncertainty regarding the long-term impact to global oil demand, which will ultimately depend on various factors beyond the Company’s control, such as (i) the effectiveness of response to combat the COVID-19 virus and their impact on domestic and worldwide demand, (ii) the length and severity of the worldwide economic downturn, (iii) the ability of OPEC, Russia and other oil-producing nations to manage the global oil supply, (iv) additional actions by governments in response to the pandemic, (v) global supply chain constraints associated with manufacturing delays, (vi) political stability of oil consuming countries and (vii) the time necessary to balance oil supply and demand to restore oil pricing.

The Company continues to protect the health and safety of its employees while continuing operations during the COVID-19 pandemic. The Company is maintaining operational flexibility and is continually assessing the global impacts of the COVID-19 pandemic and may modify its plans as the health and economic impacts of COVID-19 continue to evolve.

Results of Operations

The following table sets forth summary information concerning our production and operating data for three and six months ended June 30, 2022 and 2021. Because of normal production declines, increased or decreased drilling activities, fluctuations in commodity prices and the effects of acquisitions and divestitures, the historical information presented below should not be interpreted as being indicative of future results.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Production and operating data:
Net production volumes:
Oil (MBbl)	2,924	1,579	5,584	2,958
Natural gas (MMcf)	11,087	5,082	21,442	8,877
Natural gas liquids (MBbl)	1,259	661	2,518	1,134

Total (MBoe)	6,031	3,087	11,676	5,572
Average daily production volumes:
Oil (Bbl)	32,132	17,352	30,851	16,343
Natural gas (Mcf)	121,835	55,846	118,464	49,044
Natural gas liquids (Bbl)	13,835	7,264	13,912	6,265
Total (Boe)	66,273	33,924	64,507	30,782
Average pricing per unit:
Oil, excluding derivatives (Bbl)	$110.34	$65.06	$102.82	$61.55
Oil, including derivatives (Bbl)	$93.89	$52.37	$75.93	$51.59
Natural gas, excluding derivatives (Mcf)	$6.09	$2.16	$5.01	$2.91
Natural gas, including derivatives (Mcf)	$4.70	$1.75	$3.99	$2.49
Natural gas liquids, excluding derivatives (Bbl)	$46.57	$23.56	$43.35	$22.63
Natural gas liquids, including derivatives (Bbl)	$41.40	$21.77	$38.04	$21.59
Operating costs and expense per Boe:
Lease operating costs	$6.69	$4.76	$6.30	$4.73
Gathering, processing and transportation	$0.64	$0.57	$0.75	$0.40
Production and ad valorem taxes	$4.23	$2.31	$3.81	$2.23
Depreciation, depletion and amortization	$11.66	$9.08	$10.30	$9.21
General and administrative	$0.90	$0.68	$0.95	$0.75

Oil and natural gas revenues. Revenue from oil and natural gas operations was $450.0 million for the three months ended June 30, 2022, an increase of $320.2 million from $129.8 million for the three months ended June 30, 2021. The increase was primarily due to the increase in realized oil and natural gas prices (excluding the effects of derivative activities) and an increase in production.

Revenue from oil and natural gas operations was $792.9 million for the six months ended June 30, 2022, an increase of $558.5 million from $234.4 million for the six months ended June 30, 2021. The increase was primarily due to the increase in our realized oil prices and natural gas prices (excluding the effects of derivative activities) and an increase in production.

Our revenues may vary significantly from period to period as a result of changes in volumes of production sold, production mix or commodity prices. The following table presents the breakdown of our revenues for the following periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Crude oil sales	72%	79%	72%	78%
Natural gas sales	15%	9%	14%	11%
Natural gas liquid sales	13%	12%	14%	11%
Other	—%	—%	—%	—%

Total revenues	100%	100%	100%	100%

In addition to our oil and natural gas revenues, we also generate a portion of our revenues from other sources, including surface and midstream operations. Our midstream and surface operations primarily support our own exploration and production operations, with revenues generated primarily from fees charged for surface and midstream services, including transportation, freshwater sourcing and disposal and other services to us and our affiliates and, to a lesser extent, third parties. A significant portion of these revenues are recorded as costs in our consolidated statements of operations and are eliminated as intercompany transactions; however, the revenues attributable to services provided to third parties are recorded to our other revenues.

Realized Commodity Prices. Our results of operations are heavily influenced by commodity prices, which have historically been volatile. Given that our production consists primarily of oil, our revenues are more sensitive to fluctuations in oil prices, as compared to fluctuations in natural gas prices.

Specific factors that impact our revenues include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net production volumes:
Oil (Bbl)	2,924	1,579	5,584	2,958
Natural gas (Mcf)	11,087	5,082	21,442	8,877
Natural gas liquids (Bbl)	1,259	661	2,518	1,134
Average prices per unit:
Average NYMEX oil price (Bbl)	$108.41	$66.07	$101.35	$61.96
Realized oil price (Bbl) (a)	$110.34	$65.06	$102.82	$61.55
Differential to NYMEX	$1.93	$(1.01)	$1.47	$(0.41)
Average NYMEX natural gas price (MMBtu)	$7.17	$2.83	$6.06	$2.76
Realized natural gas price (Mcf) (a)	$6.09	$2.16	$5.01	$2.91
Differential to NYMEX	$(1.08)	$(0.67)	$(1.05)	$0.15
Average NYMEX oil price (Bbl)	$108.41	$66.07	$101.35	$61.96
Realized natural gas liquids price (Bbl) (a)	$46.57	$23.56	$43.35	$22.63
Differential to NYMEX	$(61.84)	$(42.51)	$(58.00)	$(39.33)

(a)	excluding derivatives

•

the average realized oil price was $110.34 per Bbl during the three months ended June 30, 2022, an increase of 70 percent from $65.06 per Bbl during the three months ended June 30, 2021. The increase in realized oil prices was due primarily to the increase in the NYMEX oil price which was driven by the continued recovery in demand from the COVID-19 pandemic, domestic supply reductions, and measured global supply additions by OPEC+;

•

the average natural gas wellhead realized price was $6.09 per Mcf during the three months ended June 30, 2022, compared to $2.16 per Mcf during the three months ended June 30, 2021. The increase in realized gas prices was due to the increase in the NYMEX gas price, which was driven by the continued recovery in demand from the COVID-19 pandemic coupled with global and domestic supply constraints, including the continued conflict between Russia and Ukraine.

We expect to continue to use commodity derivative instruments to help mitigate our price risk in the future. Our derivative instruments have historically included commodity fixed swaps, basis swaps and collar contracts. Subject to restrictions in our revolving credit facility, our derivative strategy and future derivative transactions will be determined at our discretion and may be different than what we have done on a historical basis.

On May 18, 2022, the Company entered into several crude oil, natural gas, and natural gas liquids hedge transactions that resulted in a $460.1 million cash payment, which was funded by cash on hand and borrowings under the Credit Facility. This transaction will be referred to as the Hedge Re-strike Transaction throughout this report. See note 6 of the consolidated financial statements for additional information regarding this transaction.

During the three and six months ended June 30, 2022, we recorded a net loss on commodity derivatives of $76.3 million and $409.5 million, respectively, both of which included the $460.1 million cash payment associated with the Hedge Re-strike Transaction noted above. We recorded a net loss on commodity derivatives of $163.0 million and $268.2 million during the three and six months ended June 30, 2021, respectively. The following table presents the components of the gains and losses related to derivative financial instruments for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2022	2021	2022	2021
Commodity derivatives:
Non-cash commodity derivative gain (loss), net	$504,933	$(139,682)	$236,089	$(233,824)
Net cash settlements paid on commodity derivatives	(581,237)	(23,289)	(645,580)	(34,377)

Loss on commodity derivatives, net	$(76,304)	$(162,971)	$(409,491)	$(268,201)

Interest rate derivatives:
Non-cash interest rate derivative gain, net	$—	$377	$—	$759
Net cash settlements paid on interest rate derivatives	—	(404)	—	(782)

Interest expense	$—	$(27)	$—	$(23)

Lease Operating Expenses. The following table provides the components of lease operating expenses for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Lease operating expenses	$24,711	$4.10	$10,509	$3.40
Workover expenses	4,298	0.71	1,394	0.45
Facility operating expenses	11,365	1.88	2,818	0.91

Total lease operating expenses	$40,374	$6.69	$14,721	$4.76

	Six Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Lease operating expenses	$43,231	$3.70	$19,613	$3.52
Workover expenses	8,345	0.71	1,991	0.36
Facility operating expenses	22,038	1.89	4,716	0.85

Total lease operating expenses	$73,614	$6.30	$26,320	$4.73

Lease operating expenses were $40.4 million ($6.69 per Boe) for the three months ended June 30, 2022, an increase of $25.7 million from $14.7 million ($4.76 per Boe) during the same period in 2021. The increase was primarily due to higher production as a result of our successful drilling and completion activities during 2022 and our acquisition of producing properties during the second half of 2021 and first half of 2022. The increase in lease operating expenses per Boe was primarily due to the higher costs to operate certain acquired properties and initial costs incurred to reduce flaring, partially offset by the increase in production noted above coupled with low operating cost horizontal wells placed on production during the second half of 2021 and the first half of 2022.

Lease operating expenses were $73.6 million ($6.30 per Boe) for the six months ended June 30, 2022, an increase of $47.3 million from $26.3 million ($4.73 per Boe) during the same period in 2021. The increase was primarily due to higher production as a result of our successful drilling and completion activities during 2022 and our acquisition of producing properties during the second half of 2021 and first half of 2022. The increase in lease operating expenses per Boe was primarily due to the higher costs to operate certain acquired properties and initial costs incurred to reduce flaring, partially offset by the increase in production noted above coupled with low operating cost horizontal wells placed on production during the second half of 2021 and the first half of 2022.

Production and Ad Valorem Taxes. The following table provides the components of production and ad valorem taxes for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Production taxes	$25,523	$4.23	$7,128	$2.31
Ad valorem taxes	(5)	—	1	—

Total production and ad valorem taxes	$25,518	$4.23	$7,129	$2.31

	Six Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Production taxes	$44,461	$3.81	$12,442	$2.23
Ad valorem taxes	(1)	—	9	—

Total production and ad valorem taxes	$44,460	$3.81	$12,451	$2.23

Production taxes are paid based on a percentage of revenues from production sold at fixed rates established by federal, state or local taxing authorities. In general, the production taxes we pay correlate to the changes in oil and natural gas revenues. We are also subject to ad valorem taxes in the counties where our production is located.

Production taxes per unit of production were $4.23 per Boe during the three months ended June 30, 2022 compared to $2.31 per Boe during the same period in 2021 and $3.81 per Boe during the six months ended June 30, 2022 compared to $2.23 per Boe during the same period in 2021. For the three and six months ended June 30, 2022, our revenue per Boe (excluding the effects of derivatives) increased approximately 77 percent and 56 percent, respectively, compared to the same periods in 2021. The increase in production taxes per Boe was primarily due to the higher realized price per Boe.

Depreciation, Depletion and Amortization. The following table provides components of our depreciation and depletion expense for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Depletion of oil and natural gas properties	$70,283	$11.65	$27,949	$9.05
Depreciation of property and equipment	84	0.01	108	0.03

Total depletion and depreciation	$70,367	$11.66	$28,057	$9.08

	Six Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
Depletion of oil and natural gas properties	$120,199	$10.29	$51,122	$9.17
Depreciation of property and equipment	172	0.01	216	0.04

Total depletion and depreciation	$120,371	$10.30	$51,338	$9.21

Depletion of proved oil and natural gas properties was $70.3 million ($11.65 per Boe) for the three months ended June 30, 2022, an increase of $42.4 million from $27.9 million ($9.05 per Boe) during the same period in 2021. The increase in depletion expense was primarily due to the increase in production and an increase in the depletion rate per Boe. The increase in the depletion rate was primarily the result of our acquisitions and divestitures during the first half of 2022 partially offset by our successful drilling and completion program during the second half of 2021 and first half of 2022.

Depletion of proved oil and natural gas properties was $120.2 million ($10.29 per Boe) for the six months ended June 30, 2022, an increase of $69.1 million from $51.1 million ($9.17 per Boe) during the same period in 2021. The increase in depletion expense was primarily due to the increase in production and an increase in the depletion rate per Boe. The increase in the depletion rate was primarily the result of our acquisitions and divestitures during the first half of 2022 partially offset by our successful drilling and completion program during the second half of 2021 and first half of 2022.

Exploration and Abandonment Costs. The following table provides the components of our exploration and abandonment costs for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Geological and geophysical	$—	$2,400	$—	$3,030
Leasehold abandonments	—	—	—	—
Other	437	213	491	221

Exploration and abandonment costs	$437	$2,613	$491	$3,251

Exploration and abandonment costs primarily include geological and geophysical costs incurred in our exploration activities, including the costs of acquiring and processing geophysical data and core analysis, surface, and title costs on locations we no longer intend to drill and certain plugging costs.

General and Administrative Expenses. The following table provides the components of our general and administrative expenses for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
General and administrative	$7,178	$1.19	$2,905	$0.94
Less: Operating fee reimbursement	(1,727)	(0.29)	(815)	(0.26)

Total general and administrative	$5,451	$0.90	$2,090	$0.68

	Six Months Ended June 30,
	2022		2021
($ in thousands)	Amount	Per Boe	Amount	Per Boe
General and administrative	$15,201	$1.30	$5,687	$1.02
Less: Operating fee reimbursement	(4,151)	(0.35)	(1,489)	(0.27)

Total general and administrative	$11,050	$0.95	$4,198	$0.75

Total general and administrative expenses were $5.5 million ($0.90 per Boe) for the three months ended June 30, 2022, an increase of $3.4 million from $2.1 million ($0.68 per Boe) during the same period in 2021. Total general and administrative expenses were $11.0 million ($0.94 per Boe) for the six months ended June 30, 2022, an increase of $6.8 million from $4.2 million ($0.75 per Boe) during the same period in 2021. The increase in general and administrative expenses for both period comparisons was primarily due to an increase in employee count partially offset by an increase in reimbursements received for the operation of jointly-owned properties. The increase in general and administrative expenses per Boe for both periods was primarily due the increase in general and administrative expenses noted above, partially offset by increased production.

We receive fees for the operation of jointly-owned oil and natural gas properties during the drilling and production phases and record such reimbursements as reductions to general and administrative expense on the consolidated statement of operations. We earned reimbursements of $1.7 million and $0.8 during the three months ended June 30, 2022 and 2021, respectively, and $4.2 million and $1.5 million during the six months ended June 30, 2022 and 2021, respectively.

Liquidity and Capital Resources

Capital Commitments and Analysis of Changes in Cash Flows

Our primary needs for cash are development, exploitation and acquisition of oil and natural gas assets, payment of contractual obligations including debt, distributions to members and working capital obligations. Funding for these cash needs may be provided by any combination of internally generated cash flow, borrowings under our revolving credit facility or alternative financing sources including sale of assets.

We currently believe that we will be able to fully fund the remainder of our 2022 capital activity with cash on hand, cash flows from operations and, if necessary, borrowings under our revolving credit facility. The amount and timing of these capital expenditures is largely discretionary and within our control. We could choose to defer a portion of these planned capital expenditures depending on a variety of factors, including, but not limited to, the success of our drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs and the level of participation by other interest owners. Our capital budget does not include any amounts that may be spent on acquisitions.

Capital Resources

Our primary sources of liquidity have been cash flows generated from operating activities, borrowings under our revolving credit facility and our senior notes. As of June 30, 2022, we had a net working capital deficit (including cash and excluding the effects of derivative instruments) of $139.3 million. We believe that with cash on hand, our expected operating cash flow for 2022 and availability under our revolving credit facility, we have sufficient capital resources to fund the remainder of our 2022 capital expenditures budget.

	Six Months Ended June 30,
($ in thousands)	2022	2021
Net cash provided by operating activities	$13,402	$124,105
Net cash used in investing activities	(358,828)	(110,827)
Net cash (used in) provided by financing activities	198,736	520,362

Net (decrease) increase in cash	$(146,690)	$533,640

Cash flows provided by operating activities. Net cash provided by operating activities was $13.4 million for the six months ended June 30, 2022 as compared to $124.1 million for the six months ended June 30, 2021. The decrease in operating cash flows was primarily the result of (i) increased net settlements paid on derivatives of $611.2 million, or $645.6 million during the six months ended June 30, 2022 as compared to $34.4 million during the same period in 2021, (ii) increased operating costs on our oil and natural gas properties of $47.3 million as a result of our successful drilling and completion activities and acquisitions during the second half of 2021 and first half of 2022 and (iii) increased production taxes of $32.0 million due to increased production, partially offset by an increase in our total operating revenues of $558.5 million.

Cash flows used in investing activities. Net cash used in investing activities was $358.8 million and $110.8 million during the six months ended June 30, 2022 and 2021, respectively. The purchase and development of oil and natural gas properties accounted for the majority of our cash outlays for investing activities during the six months ended June 30, 2022 and 2021 and totaled $661.7 million and $115.8 million, respectively. During the first half of 2022, we also received cash proceeds of $268.8 million from the sale of oil and natural gas properties.

Cash flows provided by (used in) financing activities. Below is a summary of our financing activities during the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
($ in thousands)	2022	2021
Distributions to members	$(250,000)	$(146,002)
Proceeds from issuance of long-term debt	—	796,910
Proceeds from credit facility	565,000	50,000
Repayments of credit facility	(115,000)	(160,000)
Deferred financing costs	(1,264)	(20,546)

Net cash provided by (used in) financing activities	$198,736	$520,362

Credit Facility

We have a revolving credit facility with Wells Fargo Bank, N.A., as Administrative Agent and a syndicate of lenders that matures on June 15, 2025. The maximum credit amount is $1.0 billion with availability subject to a borrowing base that is determined utilizing our oil and natural gas reserves and other factors. Our revolving credit facility is secured by substantially all of our assets.

Under our revolving credit facility, the borrowing base is redetermined semi-annually each May and November. The standard pricing for loans made pursuant to our revolving credit facility is set at a variable rate equal to LIBOR plus margins ranging from 225 to 325 basis points. We are subject to the following financial covenants: a consolidated net leverage ratio not to exceed 3.50 to 1.00 and a current ratio not to be less than 1.00 to 1.00. Additionally, our revolving credit facility contains certain representations, warranties and covenants, including but not limited to, limitations on incurring debt and liens, limitations on making certain restricted payments, limitations on investments, and limitations on asset sales. The revolving credit facility also contains customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the revolving credit facility to be immediately due and payable.

On June 10, 2022, the Company entered into the Eighteenth Amendment to the Credit Agreement. The amendment increased the borrowing base from $625 million to $1 billion and increased elected commitments from $500 million to $600 million. The amendment also lowered the rates used for the calculation of commitment fees based on the borrowing base utilization.

On May 18, 2022, the Company entered into the Seventeenth Amendment to the Credit Agreement. At that time, the definition of Consolidated EBITDAX was changed to add back the negative impact of the Hedge Re-strike when calculating the Consolidated Net Leverage Ratio Financial Covenant for the quarter ended June 30, 2022.

On March 9, 2022, the Company entered into the Sixteenth Amendment to the Credit Agreement to adjust the borrowing base redetermination schedule to May 1 and November 1 of each year, beginning on May 1, 2022.

As of June 30, 2022, we had a $1 billion borrowing base with elected commitments of $600 million and $450 million of outstanding borrowings.

Off-Balance Sheet Arrangements

We do not maintain off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources which are not disclosed in the notes to our consolidated financial statements.

Critical Accounting Policies

The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions, including those associated with the difficult, subjective and complex areas described above. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. See note 2 within the notes to our consolidated financial statements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASU 2016-02), which requires the recognition of lease assets and lease liabilities by lessees for those leases previously classified as operating leases. The Company adopted ASU 2016-02, and the amendments provided for in ASU No. 2018-11, Targeted Improvements (ASU 2018-11), as of January 1, 2022 using the modified retrospective approach. The Company also adopted ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, which provides an optional practical expedient not to evaluate land easements that existed or expired before the adoption of the new lease standard. The cumulative impact of adoption on the Company’s opening balance of retained earnings at January 1, 2022 was zero. See notes 2 and 8 within the notes to our consolidated financial statements for additional disclosures related to leases.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Litigation and Environmental Contingencies

In the ordinary course of business, we may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on our financial position or results of operations.

We are subject to extensive federal, state, and local environmental laws and regulations, which may materially affect our operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require us to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In our acquisition of existing or previously drilled wellbores, we may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

We maintain comprehensive insurance coverage that we believe is adequate to mitigate the risk of any adverse financial effects associated with these risks. However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon us. No claim has been made, nor are we aware of any liability which we may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks including credit risk, commodity price risk and interest rate risk. We address these risks through a program of risk management which includes the use of derivative instruments. The following quantitative and qualitative information is provided about financial instruments to which we are a party at June 30, 2022, and from which we may incur future gains or losses due to changes in market commodity prices or interest rates. We do not enter into derivative or other financial instruments for speculative or trading purposes.

Credit Risk

We monitor our risk of loss due to non-performance by counterparties of their contractual obligations. Our principal exposure to credit risk is through the sale of our oil and natural gas production, which we market to energy marketing, transportation and refining companies, and, to a lesser extent, our derivative counterparties. We monitor our exposure to these counterparties primarily by reviewing credit ratings, financial statements and payment history. We extend credit terms based on our evaluation of each counterparty’s creditworthiness.

We have entered into International Swap Dealers Association Master Agreements (“ISDA Agreements”) with each of our derivative counterparties. The terms of each ISDA Agreement provide us and the counterparty with rights of set off upon the occurrence of defined acts of defaults by either us or the counterparty, whereby the party not in default may set off all derivative liabilities owed to the defaulting party against all derivative asset receivables from the defaulting party. See note 6 to our consolidated financial statements for additional information regarding our derivative activities.

Commodity Price Risk and Related Production Risks

Our major market risk exposure is in the pricing applicable to our oil and natural gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to our natural gas production and regional basis differentials for those commodities. Pricing for oil and natural gas production has been volatile and unpredictable for several years, and we expect this volatility to continue in the future. The prices we receive for production depend on many factors outside of our control. Lower commodity prices and marketing disruptions related to industry hydrocarbon transportation and storage limitations may result in temporary production curtailments dependent on crude oil prices.

We can use price swap derivatives, including basis swaps, collars, puts and calls to reduce price volatility associated with certain of our oil, natural gas and NGL sales. With respect to these fixed price swap contracts, the counterparty is required to make a payment if the settlement price for any settlement period is less than the swap price, and we are required to make a payment to the counterparty if the settlement price for any settlement period is greater than the swap price. Our derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on NYMEX WTI pricing and with natural gas derivative settlements based on NYMEX Henry Hub pricing.

As of June 30, 2022, we had the following oil derivative contracts outstanding:

	2022	2023	2024	Total
Oil Price Swap - WTI
Volume (MBbl)	3,680	5,475	2,562	11,717
Price per Bbl	$101.31	$88.86	$79.54	$90.73
Oil Basis Swap - Mid/Cush
Volume (MBbl)	3,680	5,475	2,562	11,717
Price per Bbl	$0.68	$0.47	$0.43	$0.53
Oil WTI Roll Swap
Volume (MBbl)	3,680	5,475	2,562	11,717
Price per Bbl	$2.92	$1.26	$0.74	$1.67

As of June 30, 2022, we had the following natural gas derivative contracts outstanding:

	2022	2023	2024	Total
Gas Price Swap - Henry Hub
Volume (BBtu)	3,899	6,143	1,755	11,797
Price per MMBtu	$8.05	$5.55	$4.33	$6.19
Gas Price Collar - Henry Hub
Volume (BBtu)	6,221	9,369	5,566	21,156
Ceiling Price per MMBtu	$11.84	$10.34	$8.77	$10.37
Floor Price per MMBtu	$7.00	$4.07	$3.19	$4.70
Gas Basis Swap - WAHA
Volume (BBtu)	10,120	15,513	7,320	32,953
Price per MMBtu	$(0.77)	$(1.33)	$(0.64)	$(1.00)

Interest Rate Risk

We are subject to market risk exposure related to changes in interest rates on our indebtedness under our revolving credit facility. At June 30, 2022, we had $450 million of debt outstanding under our revolving credit facility, and no outstanding letters of credit. The standard pricing for loans made pursuant to our revolving credit facility is set at a variable rate equal to LIBOR plus margins ranging from 225 to 325 basis points.

Counterparty and Customer Credit Risks

Our principal exposures to credit risk are through receivables resulting from joint interest owners ($38.8 million at June 30, 2022) and receivables from the sale of our oil and natural gas production ($165.8 million at June 30, 2022).

We are subject to credit risk due to the concentration of our oil and natural gas receivables with several significant customers. We generally do not require our customers to post collateral, and the inability of our significant customers to meet their obligations to us due to insolvency or liquidation may adversely affect our financial results.

The table below sets forth the significant purchasers as a percentage of total crude oil sales, natural gas sales, and natural gas liquid sales for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Enterprise Products Partners	72%	65%	70%	68%
EagleClaw Midstream	13%	11%	13%	15%
Occidental Energy Marketing, Inc.	7%	—%	7%	—%
Brazos Permian II, LLC	3%	2%	4%	2%
Plains All American	—%	17%	—%	12%
Other	5%	5%	6%	3%

	100%	100%	100%	100%

Forward-Looking Statements Legend

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication regarding the proposed business combination between Centennial and Colgate (the “Merger”) or the strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management of Centennial, Colgate and/or the combined company are forward-looking statements. When used in this communication, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These statements include, but are not limited to, statements about Centennial’s and Colgate’s ability to effect the Merger; the expected benefits and timing of the Merger; future dividends and share repurchases; and future plans, expectations, and objectives for the combined company’s operations after completion of the Merger, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected production, projected costs, prospects, plans, and objectives of management. While forward-looking statements are based on assumptions and analyses that management of Centennial and Colgate believe to be reasonable under the circumstances, whether actual results and developments will meet such expectations and predictions depends on a number of risks and uncertainties that could cause actual results, performance, and financial condition to differ materially from such expectations. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the proxy statement, and the other documents filed by Centennial from time to time with the Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic and the current military conflict in Ukraine, which have caused significant economic uncertainty. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Centennial and Colgate assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities and other applicable laws. Neither Centennial nor Colgate gives any assurance that any of Centennial, Colgate or the combined company will achieve its expectations.

Additional Information and Where to Find It

This communication relates to the proposed Merger between Centennial and Colgate. In connection with the proposed Merger, Centennial has filed with the SEC a preliminary proxy statement on Schedule 14A (the “Proxy Statement”). Centennial may also file other documents regarding the proposed Merger with the SEC. The Proxy Statement which will be sent or given to the Centennial stockholders and will contain important information about the proposed Merger and related matters. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO), WHICH IS CURRENTLY AVAILABLE, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WITH RESPECT TO THE PROPOSED MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE BUSINESS COMBINATION AGREEMENT. You may obtain a free copy of the Proxy Statement and other relevant documents filed by Centennial with the SEC at the SEC’s website at www.sec.gov. You may also obtain Centennial’s documents on its website at www.cdevinc.com.

Participants in Solicitation

Centennial, Colgate and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with certain matters related to the Merger and may have direct or indirect interests in the Merger. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed Merger may be obtained by reading the Proxy Statement regarding the proposed Merger. You may obtain free copies of these documents as described in the preceding paragraph.